Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dreyfus/Laurel Funds Trust

We consent to the use of our reports, dated July 29, 2015, with respect to the financial statements of Dreyfus Emerging Markets Debt Local Currency Fund and Dreyfus Equity Income Fund, each a series of Dreyfus/Laurel Funds Trust, as of May 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                /s/ KPMG LLP

New York, New York

September 23, 2015